Exhibit 99.1

For Immediate Release

SOLO CUP CONTINUES OPERATING IMPROVEMENT IN THIRD QUARTER 2007

Company Increases Gross Margin and Exits Non-Strategic Businesses

HIGHLAND PARK, Ill., November 14, 2007 – Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced its third quarter 2007 financial results. The results of the Company’s Hoffmaster® business have been classified as discontinued operations for all periods presented in the Company’s consolidated statements of operations. As previously disclosed, this business was sold on October 15, 2007.

Third Quarter 2007 Results

For the thirteen weeks ended September 30, 2007, the Company reported net sales from continuing operations of $536.4 million, versus $548.3 million for the thirteen weeks ended October 1, 2006. Gross profit from continuing operations for the quarter increased from the year ago period by $9.5 million to $63.0 million, reflecting a gross margin of 11.7% for the current quarter versus 9.7% for the comparable period in 2006. Selling, general and administrative expenses from continuing operations as a percentage of sales decreased to 9.7% for the thirteen weeks ended September 30, 2007, from 10.2% for the thirteen weeks ended October 1, 2006. Operating income from continuing operations for the third quarter 2007 was $21.0 million, which represents a $24.6 million improvement over the prior year. The Company reported net income of $5.4 million for the thirteen-week period ended September 30, 2007, compared to a net loss of $19.9 million for the comparable period in 2006, a $25.3 million improvement.

“Our performance continued to improve during the third quarter and we are now experiencing the benefits of investments made earlier this year,” said Robert M. Korzenski, chief executive officer, Solo Cup Company. “Deliberate actions taken to address low-margin volume and investments in higher growth product lines brought our overall sales volume down but improved our gross profit. Continued savings in logistics and manufacturing positively impacted cost of goods sold, which further improved our results.”

The decrease in net sales during the third quarter of 2007 reflects a 9.2% decrease in sales volume partially offset by a 7.0% increase in average realized sales price as compared to the thirteen weeks ended October 1, 2006. The lower volume is a result of the divestiture of the Company’s dairy business in Japan in December 2006, which contributed approximately $9.3 million to net sales in the third quarter of 2006, as well as the Company’s ongoing product rationalization efforts, actions taken to improve commercial arrangements and soft market conditions. A shift toward higher value products and more disciplined implementation of pricing policies contributed to a higher average realized sales price.

The increases in gross profit and gross margin reflect the continuing impact of operational efficiencies, the Company’s investments in information systems and an increase in average realized sales price. These improvements helped to offset continued increases in raw material costs as well as professional fees related to the Company’s performance improvement program.

Selling, general and administrative expenses decreased $3.5 million for the thirteen weeks ended September 30, 2007, as compared to the year ago period. The improvement reflects an asset impairment charge in the prior year period related to the Company’s dairy assets in Japan partially offset by increased professional fees related to the performance improvement program, transaction costs and an increase in reserves for performance-based compensation during the quarter.

The Company recognized $10.3 million of gain on the sale of property, plant and equipment during the thirteen weeks ended September 30, 2007. The gain is primarily attributable to the sale of assets related to the Company’s uncoated white paper plate business.

Year-to-Date 2007 Results

For the thirty-nine weeks ended September 30, 2007, the Company reported net sales from continuing operations of $1,614.2 million compared to $1,651.6 million for the thirty-nine weeks ended October 1, 2006. Gross margin from continuing operations through September 30, 2007, was 11.1% compared to 10.6% for the prior year period, primarily driven by margin expansion and greater efficiencies resulting from implementation of the Company’s performance improvement initiatives. Selling, general and administrative expenses from continuing operations decreased 10.4% this year to $160.2 million. The Company reported a net loss for the thirty-nine weeks ended September 30, 2007, of $30.3 million, compared to a net loss of $341.0 million for the comparable period in 2006.

As of September 30, 2007, the Company had in excess of $114 million of liquidity under its revolving credit facilities and cash on hand. Net cash provided by operating activities during the thirty-nine weeks ended September 30, 2007, was $61.2 million compared to net cash used in operating activities of $58.7 million during the first thirty-nine weeks of 2006, a $119.9 million improvement. Through September 30, 2007, the Company has reduced its total debt by $164.2 million since the beginning of the year. Capital expenditures totaled $29.2 million for the thirty-nine weeks ended September 30, 2007, versus $45.4 million during the first thirty-nine weeks of 2006.

“As planned, we have exited non-core, non-strategic businesses in order to reduce debt and invest in higher growth opportunities,” said Korzenski. “Thus far in the fourth quarter, we have completed the previously announced sales of both our Hoffmaster and Japanese businesses. We expect to apply the combined net proceeds of approximately $200 million to retire term debt, bringing our total debt reduction in 2007 to more than $360 million.”

“Solo is a stronger company today than it was a year ago,” Korzenski summarized. “Our performance improvement initiatives have increased our margins while improved commercial terms are enabling us to better manage volatility in raw material costs. These operating improvements combined with lower debt are generating momentum that will continue into 2008 and beyond.”

The Company will host a conference call beginning at 10:00 a.m. Central Standard Time on Thursday, November 15, 2007, to discuss its third quarter financial results. The conference call may be accessed by dialing 1-866-550-6338. A replay will be available for one week after the call by dialing 1-888-203-1112 reservation number 6525460.

Solo Cup Company is a $2.2 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging and international markets. Solo Cup has broad expertise in paper, plastic and foam disposables and creates brand name products under the Solo and Sweetheart names. The Company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the ability of the Company to effectively implement the integrated performance improvement program and other initiatives designed to reduce cost and improve operating efficiencies, the effect of general economic and competitive business conditions, increases in energy, raw material and other manufacturing costs, any material weaknesses in our internal control over financial reporting that are not remedied effectively, the impact of our significant debt on our financial health and operating flexibility, the impact of any legal or regulatory proceedings as a result of our restatement of our consolidated financial statements, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Schedule A is attached to this release and available on the Company’s website.

Media Contact:	Analyst Contact:
Angie Chaplin, 847-579-3503 angie.chaplin@solocup.com	Richard Ryan, 847-579-3603 richard.ryan@solocup.com

Schedule A

SOLO CUP COMPANY

Consolidated Statements of Operations

(Unaudited, in thousands)

	Thirteen weeks ended September 30, 2007	Thirteen weeks ended October 1, 2006	Thirty-nine weeks ended September 30, 2007	Thirty-nine weeks ended October 1, 2006
Net sales	$536,413	$548,306	$1,614,201	$1,651,554
Cost of goods sold(1)	473,432	494,850	1,434,531	1,475,813

Gross profit	62,981	53,456	179,670	175,741
Selling, general and administrative expenses	52,288	55,775	160,248	178,813
Impairment of goodwill	—	—	—	228,537
(Gain) loss on sale of property, plant and equipment	(10,310)	1,241	(11,649)	3,037

Operating income (loss)	21,003	(3,560)	31,071	(234,646)
Interest expense, net	19,789	19,924	65,134	56,570
Prepayment penalty	—	—	1,300	—
Loss on debt extinguishment	—	—	3,962	—
Foreign currency exchange (gain) loss, net	(1,727)	(654)	(3,521)	(4,367)
Other (income) expense, net	(75)	(594)	(170)	(90)

Income (loss) from continuing operations before income taxes	3,016	(22,236)	(35,634)	(286,759)
Income tax provision (benefit)	900	(1,219)	(946)	55,170

Income (loss) from continuing operations	$2,116	$(21,017)	$(34,688)	$(341,929)
Income from discontinued operations, net of income taxes	3,287	1,132	4,360	928

Net income (loss)	$5,403	$(19,885)	$(30,328)	$(341,001)

(1)

Cost of goods sold for the thirty-nine weeks ended October 1, 2006 includes a $9.8 million charge for excess and obsolete spare parts and finished goods inventory that resulted from changes in the company’s accounting estimates, offset by a $22.1 million credit for the curtailment gains related to negotiated changes in postretirement benefits for certain active employees.

The following table reconciles EBITDA, Adjusted EBITDA and Consolidated EBITDA (non-GAAP measures) to Income (loss) from continuing operations (GAAP measure):

(Unaudited, in thousands)	For the 13 weeks ended September 30, 2007	For the 13 weeks ended October 1, 2006	For the 39 weeks ended September 30, 2007	For the 39 weeks ended October 1, 2006
Income (loss) from continuing operations (GAAP measure)	$2,116	$(21,017)	$(34,688)	$(341,929)
Interest expense, net (1)	19,789	19,924	66,434	56,570
Income tax provision (benefit)	900	(1,219)	(946)	55,170
Depreciation and amortization	22,793	23,415	69,243	70,968

EBITDA (non-GAAP measure)	45,598	21,103	100,043	(159,221)
(Gain) loss on sale of property, plant and equipment	(10,310)	1,241	(11,649)	3,037
Foreign currency exchange gain	(1,727)	(654)	(3,522)	(4,367)
Benefit plan curtailment gain	—	—	—	(22,067)
Prior period adjustments (2)	—	—	—	9,766
Goodwill impairment	—	—	—	228,537
Loss on debt extinguishment	—	—	3,962	—
Asset impairment	—	5,393	2,559	7,933
Other expenses (3)	1,503	2,171	1,608	22,149
Other unusual items (4)	6,244	—	21,281	—

Adjusted EBITDA – continuing operations (non-GAAP measure)	41,308	29,254	114,282	85,767
Adjusted EBITDA—discontinued operations (non-GAAP measure)	10,353	6,552	23,634	15,187

Adjusted EBITDA (non-GAAP measure)	51,661	35,806	137,916	100,954
Less: Other unusual items	(6,244)	—	(21,281)	—

Consolidated EBITDA (non-GAAP measure) (5)	$45,417	$35,806	$116,635	$100,954

(1)	Includes $1.3 million prepayment penalty for the Second Lien Term Loan during the thirty-nine weeks ended September 30, 2007.

(2)

Cost of goods sold for the thirty-nine weeks ended October 1, 2006 includes a $9.8 million charge for excess and obsolete spare parts and finished goods inventory that resulted from changes in the Company’s accounting estimates.

(3)

In 2007, Other expenses includes charges related to the Company’s contemplated transactions as well as the December 2006 amendments to the Company’s domestic credit facilities. In 2006, Other expenses includes expenses related to the implementation of our new order management system, restructuring and integration expenses related to the SF Holdings acquisition, legal expenses related to resolution of contractual disputes arising from that acquisition, and costs associated with our accounting restatement.

(4)

Other Unusual Items include expenses related to the implementation of our new order management system of $0 and $4.6 million for the thirteen and thirty-nine weeks ended September 30, 2007, respectively, and professional fees related to our performance improvement program of $6.2 million and $16.7 million for the thirteen and thirty-nine weeks ended September 30, 2007, respectively.

(5)	Consolidated EBITDA is defined in the Company’s first lien facility dated February 27, 2004, as amended, and is a component of the evaluation used to determine financial covenant compliance.

The following table reconciles Adjusted EBITDA – discontinued operations (non-GAAP measure) to income from discontinued operations (GAAP measure):

(Unaudited, in thousands)	For the 13 weeks ended September 30, 2007	For the 13 weeks ended October 1, 2006	For the 39 weeks ended September 30, 2007	For the 39 weeks ended October 1, 2006
Income from discontinued operations (GAAP measure)	$3,287	$1,132	$4,360	$928
Interest expense, net	3,812	3,040	11,396	8,783
Income tax provision	2,057	844	2,729	734
Depreciation and amortization	781	1,452	2,942	4,644

EBITDA (non-GAAP measure)	9,937	6,468	21,427	15,089
(Gain) loss on sale of property, plant and equipment	(7)	84	(57)	95
Foreign currency exchange (gain) loss	(7)	—	(10)	3
Other expenses (1)	430	—	2,274	—

Adjusted EBITDA – discontinued operations (non-GAAP measure)	$10,353	$6,552	$23,634	$15,187

(1)	Other expenses includes charges related to the sale of the Hoffmaster business.

Non-GAAP Financial Measures: The Non-GAAP financial measures contained in this press release (such as EBITDA, Consolidated EBITDA, Adjusted EBITDA and certain financial measures that exclude unusual items) are not measures of financial performance under GAAP and should not be considered as alternatives to net income (loss) or any other performance measure derived in accordance with GAAP. They should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, or as alternative measures of liquidity. The Non-GAAP financial measures adjust for factors that are unusual and are presented to provide a view to measures similar to those used in evaluating our compliance with certain financial covenants under our first lien credit facility. They are also used as a metric to determine certain components of performance-based compensation.

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